Exhibit 10.6

SEVERANCE AGREEMENT

This Severance Agreement (this “Severance Agreement”) is entered into by Atkins Nutritionals, Inc., a New York corporation (the “Company”), and Shaun Mara, in his individual capacity (“Executive”). The effective date of this Severance Agreement (the “Effective Date”) is August 4, 2014.

§1.	POSITION AND DUTIES AND RESPONSIBILITIES

(a)       Position. Executive shall be the Company’s Chief Administrative Officer.

(b)       Duties and Responsibilities. Executive shall serve as the Company’s Chief Administrative Officer and shall devote all of Executive’s business time, skill and energies to promote the interests of the Company and to serve such positions with the Company as may be reasonably assigned by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer and President consistent with the title of Chief Administrative Officer of the Company. Executive will also serve in such positions with any entity that is controlled by Atkins Equity LLC (“Parent”) as may be reasonably assigned by the Board of Parent. Executive shall undertake to perform all of Executive’s duties and responsibilities for the Company, Parent and any current and/or future affiliates of the Company in good faith and on a full-time basis and shall at all times act in good faith in the course of Executive’s employment under this Severance Agreement in the best interests of the Company and its affiliates.

§2.	COMPENSATION AND BENEFITS

(a)       Base Salary. Executive’s base salary shall be $400,000 per year (the “Base Salary”), starting as of the Effective Date, which Base Salary is (i) payable in installments, in accordance with the Company’s standard payroll practices and policies for senior executives, and (ii) subject to such withholding and other taxes as required by law or as otherwise permissible under such practices or policies.

(b)       Employee Benefit Plans. Executive is eligible to participate in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.

(c)       Annual Bonus. Executive will be eligible for an annual cash bonus (“Annual Bonus”) in an amount equal to 65% of Executive’s then Base Salary (the “Target Bonus”), subject to the achievement of performance objectives established in the annual executive bonus plan approved by the Board. Executive’s bonus opportunity will be prorated for 2014 based upon Executive’s starting employment date with the Company.

(d)       Paid Time Off. Executive shall accrue up to 27 days of paid time off on a pro rata basis during each calendar year. Accrued paid time off shall be taken at such time or times in each such calendar year period so as not to materially and adversely interfere with the business of the Company and in no event shall more than ten days of paid time off be taken consecutively without approval by the President or the Board. Executive shall have no right to carry over unused paid time off from any calendar year to any other calendar year or to receive any additional compensation in lieu of taking Executive’s paid time off.

(e)       Car Allowance. The Company will provide Executive with a monthly allowance of $750 per month, starting on the Effective Date, for all automobile related expenses incurred by Executive.

(f)        Business Expenses. Executive shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of Executive’s duties and responsibilities under this Severance Agreement in accordance with the Company’s expense reimbursement policies and procedures for its senior executives. The Company will reimburse the travel expenses related to your agreed-upon commute schedule, to include an apartment or long-term rental, and airfare. All expenses must be pre-approved by the Company and comply with the Atkins Travel Policy. These commute expenses are considered taxable income and the Company will include these as income in your Executive’s total wages. However, the Company will provide a year-end calculation of such income and provide a commensurate tax gross up for an amount related to the associated federal and state income taxes. Expenses reimbursed pursuant to this paragraph must comply with the requirement of §409A of the Code and are subject to the following technical requirements: (i) expenses must be paid not later than the end of the calendar year next following the calendar year in which the expenses were incurred, (ii) the amount of expenses eligible for reimbursement during any taxable year will not affect the expenses eligible for reimbursement in any other taxable year, (iii) Executive’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit, and (iv) the Company’s obligation to reimburse expenses shall end upon Executive’s termination of employment.

§3.	TERMINATION OF EMPLOYMENT AND SEVERANCE

(a)       Right of Termination. The Company shall have the right to terminate Executive’s employment at any time, for any reason, and Executive shall have the right to resign at any time, for any reason, subject to the terms of this Severance Agreement.

(b)       Payments upon Termination. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay to Executive on his last day of employment with the Company all Base Salary earned by Executive through his last day of employment, and any earned and payable (but as of yet unpaid) Annual Bonus for the previous year.

(c)       Severance.

(i)	If the Company terminates Executive’s employment without Cause or Executive resigns his employment for Good Reason, then, upon Executive’s Termination of Employment, the Company shall (in lieu of any other severance benefits under any of the Company employee benefit plans, programs or policies) continue to pay Executive’s Base Salary at the time of such termination for a period of twelve (12) months. Such severance will be payable in equal installments in accordance with the Company’s normal payroll practices, subject to such withholding and other taxes as may be required or as otherwise permissible under the Company’s practices or policies.

(ii)	The Company shall have no obligation to make any severance payments under § 3(c)(i) if (i) Executive violates any of the provisions of § 4 of this Severance Agreement, or (ii) Executive does not execute and deliver (without revoking) to the Company a general release in the form attached to this Severance Agreement as Exhibit A (the “Release”) upon Executive’s Termination of Employment.

(iii)	Executive waives Executive’s rights, if any, to have the payments provided for under this § 3(c) taken into account in computing any other benefits payable to, or on behalf of, Executive by the Company.

(iv)	Notwithstanding anything to the contrary in this Severance Agreement, if a change of control of the Company occurs, neither the Company, Parent, nor any acquirer of the Company or Parent will have any obligation to make severance payments under this Section in connection with such change of control unless Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason in connection with such change of control.

(v)	“Termination of Employment” means the date on which Executive’s “separation from service” occurs within the meaning of § 409A of the Internal Revenue Code.

(vi)	The severance payments described in § 3(c)(i) shall commence within the sixty (60) day period following the Executive’s Termination of Employment provided the Executive executes the Release and the Release becomes effective and irrevocable within such sixty (60) day period and provided, further, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, such payments shall be made or shall commence in the second calendar year.

(d)       Termination by the Company for Cause or Resignation without Good Reason. If the Company terminates Executive’s employment for Cause or Executive resigns his employment without Good Reason, then the Company’s only obligation to Executive under this Severance Agreement (except as provided under § 3(h)) shall be to make the payments required under § 3(b).

(e)       Cause. “Cause” means: (1) commission of any act of fraud, gross negligence, theft, embezzlement or larceny by Executive in the course of Executive’s employment that, in the case of gross negligence, has an adverse effect on the business of the Company or any of its subsidiaries or direct or indirect parent entities (“Affiliates”); (ii) willful material misrepresentation at any time by Executive to the President or the Board or Parent’s Board of Directors; (iii) Executive’s willful failure or refusal to comply with any of Executive’s material obligations under this Severance Agreement or to comply with a reasonable and lawful instruction of the President or of the Board or the Parent’s Board of Directors; (iv) engagement by Executive in any conduct or the commission by Executive of any act that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of the Company or any of its Affiliates; (v) Executive’s indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which Executive may be subject; (vi) any willful failure to comply with policies regarding insider trading; or (vii) any failure substantially to comply with any written rules, regulations, policies or procedures of the Company furnished to Executive that, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company or any of its Affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to Executive (i) a letter from the Board finding that Executive has engaged in the conduct set forth in any of the preceding clauses and specifying the particulars thereof in detail and (ii) a copy of a resolution duly adopted by the affirmative vote of the majority of the members of the Board at a meeting of the Board called and held for such purpose or such other appropriate written consent (after five (5) business days’ notice to Executive and an opportunity for Executive, together with the Executive’s counsel, to be heard before the Board), finding that Executive has engaged in such conduct and specifying the particulars thereof in reasonable detail.

(f)        Good Reason. “Good Reason” means, without the express prior written consent of Executive, (i) a reduction by the Company of Executive’s Base Salary provided in § 3(a), or (ii) a reduction by the Company in the Target Bonus percentage provided in § 3(c), or (iii) a change in reporting structure so that Executive no longer reports to the Company’s chief executive officer; provided, however, that no act or omission described in clauses (i), (ii) or (iii) shall be treated as “Good Reason” under this Severance Agreement unless (1) Executive delivers to the Company a written statement of the basis for Executive’s belief that Good Reason exists within 30 days following the date that Executive learns of the circumstances giving rise to the Good Reason, (2) Executive gives the Company thirty (30) days after the delivery of such statement to cure the basis for such belief, and (3) Executive actually resigns during the thirty (30) days which begin immediately after the end of such thirty (30) day cure period if Good Reason continues to exist after the end of such thirty (30) day cure period. For the avoidance of doubt, a change of control of the Company or its direct or indirect parent company will not constitute Good Reason.

(g)       Termination for Disability or Death.

(1)       Disability. The Company may terminate Executive’s employment if Executive is unable substantially to perform Executive’s duties and responsibilities hereunder to the full extent required by the Board by reason of a Permanent Disability, as defined below. Executive shall upon his Termination of Employment by reason of a Permanent Disability, be entitled to the following: (i) a prorated portion of the Annual Bonus to which Executive would otherwise be entitled for the year of termination (if any) calculated at the end of such year and paid on the same date on which bonuses are paid to other executives of the Company; (ii) any other amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (iii) continued participation, in accordance with the terms of such plans, in those employee welfare benefit plans in which Executive was participating on the date of termination which, by their terms, permit a former employee to participate. In such event, the Company shall have no further liability or obligation to Executive for compensation under this Severance Agreement. Executive agrees, in the event of a dispute under this § 3(g)(1), to submit to a physical examination by a licensed physician selected by the Board. For purposes of this Severance Agreement. “Permanent Disability” has the same meaning as for purposes of the Company’s permanent disability insurance policies which now or hereafter cover the permanent disability of Executive or, in absence of such policies, means the inability of Executive to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Board.

(2)       Death. In the event of Executive’s death, the Company shall pay to Executive’s executors, legal representatives or administrators, as applicable, a prorated portion of the Annual Bonus to which Executive would otherwise be entitled for the year in which such death occurs (if any), calculated at the end of such year and paid on the same date on which bonuses are paid to other executives of the Company. In addition, Executive’s estate shall be entitled upon Executive’s death to (i) any other amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (ii) any other benefits to which Executive is entitled in accordance with the terms of the applicable plans and programs of the Company. The Company shall have no further liability or obligation under this Severance Agreement to Executive’s executors, legal representatives, administrators. heirs or assigns or any other person claiming under or through Executive.

(h)       Benefits at Termination of Employment. Executive will have, upon termination of his employment, the right to receive any benefits payable under the Company’s employee benefit plans, programs and policies that Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits), independent of Executive’s rights under this Severance Agreement.

§4.	COVENANTS BY EXECUTIVE

(a)       The Company’s Property.

(1)       Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s request, shall promptly return all “Property” that had been entrusted or made available to Executive by the Company.

(2)       The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment that relate to the Company business, products or services.

(b)       Trade Secrets.

(1)       Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any “Trade Secret” that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret.

(2)       The term “Trade Secret” means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company to maintain its secrecy.

(3)       This § 4(b) and § 4(c) are intended to provide rights to the Company that are in addition to, not in lieu of, those rights that the Company has under the common law or applicable statutes for the protection of trade secrets and Confidential Information.

(c)       Confidential Information.

(1)       Executive while employed by the Company and after termination of such employment for any reason shall, for so long as the information remains Confidential Information, hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any “Confidential Information” that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of Confidential Information pursuant to such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.

(2)       The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company relating to its businesses that is or has been disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company, and is not generally known to the Company’s competitors, including customer lists, details of client or consultant contracts, the terms and conditions of this Severance Agreement, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, employee compensation information, business acquisition plans and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Severance Agreement. Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(d)       Ownership of Work Product.

(1)       Executive acknowledges and agrees that Executive will be employed by the Company in a position that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during Executive’s employment by the Company. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this § 4(d)(1) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless the Work Product (i) relates directly or indirectly to the Company’s business or its actual or demonstrably anticipated research or development, or (ii) results from any work performed by Executive for the Company. The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the Work Product.

(2)       Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including (i) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (ii) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (iii) providing testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product, and (iv) performing any other acts deemed necessary or desirable to carry out the purposes of this Severance Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing.

(e)       Non-Competition; Non-Solicitation.

(1)       While employed by the Company and for 1 year following termination of Executive’s employment for any reason, Executive will not, whether as an employee, consultant, advisor, independent contractor, or in any other capacity, provide management or executive services, of the type that Executive provided to the Company or its affiliates at any time during the last twenty-four (24) months (or such shorter period if less than twenty-four (24) months) of Executive’s employment with the Company, to or on behalf of any Competing Business in the Territory regardless of where Executive is physically located. For purposes of this Severance Agreement, the term “Territory” means the United States, and the term “Competing Business” means any business in (i) the weight loss industry in the Territory, and (ii) the diet care set of the health and beauty category within food, drug, mass and specialty retail channels in the Territory. Executive acknowledges and agrees that the Territory identified in this § 4(e)(1) is the geographic area in or as to which he is expected to perform services or have responsibilities for the Company and its affiliates by being actively engaged as a member of the Company’s management team as Chief Administrative Officer during his employment with the Company.

(2)       The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than two percent (2%) of any class of securities of any company which is a Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such company, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business, other than exercising Executive’s rights as a securityholder, or seeks to do any of the foregoing.

(3)       While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly solicit or attempt to solicit, with a view to or for the purpose of competing with the Company or its affiliates in any Competing Business, any customers or franchisees of the Company or its affiliates with whom Executive had or made contact in the course of Executive’s employment by the Company.

(4)       While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any officer, employee or independent contractor, consultant or advisor of the Company or its affiliates with whom Executive bad contact in the course of Executive’s employment with the Company to terminate or reduce his or her employment or business relationship with the Company or its affiliates and shall not assist any other person or entity in such a solicitation.

(f)       Non-Disparagement. Executive will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, the Board, or any of their respective current, former or future affiliates, or any current, former or future shareholders, partners, managers, members, officers, directors, employees, franchisors or franchisees of any of the foregoing (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, franchisees, potential franchisees, suppliers, investors, potential investors, business partners or potential business partners.

(g)       Cooperation. Executive will cooperate with all reasonable requests by the Company (or any affiliate of the Company) for assistance in connection with any investigations or legal proceedings involving the Company (or any affiliate of the Company), including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed.

(h)       Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this § 4 are obligations that will continue beyond the date Executive’s employment with the Company terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. In addition, the Company hall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this § 4, including seeking injunctive relief.

(i)       Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this § 4 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this § 4, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this § 4, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this § 4 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Severance Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

§5.	SECTION 409A COMPLIANCE

(a)       The Company and Executive agree that this Severance Agreement will be administered and interpreted in good faith in a manner which is intended to minimize the risk that Executive will be subject to tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), with respect to any payments to be made or benefits to be provided to Executive by the Company pursuant to the terms of this Severance Agreement, and the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize such risk.

(b)       Notwithstanding any other provision of this Severance Agreement, no payments shall be made and no benefits shall be provided under this Severance Agreement as a result of Executive’s termination of employment unless Executive has a “separation from service” within the meaning of Section 409A in connection with such termination of employment, and Executive and the Company acknowledge and agree that a “separation from service” may come before, after or coincide with any such termination of employment and that the payments otherwise to be made at a termination of employment and that the benefits otherwise to be provided at a termination of employment shall only be made or provided at the time of the related “separation from service”. Furthermore, Executive and the Company acknowledge and agree that all or any part of any payment to be made or benefit to be provided to Executive during the 6 month and 1 day period which starts on the date Executive has a “separation from service” (other than by reason of Executive’s death) shall be delayed and then paid (in a lump sum without interest) or provided (without interest) on the first business day which comes 6 months and 1 day after the date of Executive’s “separation from service” if the Company acting in good faith determines that (1) Executive is a “specified employee” within in the meaning of Section 409A and (2) making such payment or providing such benefit during such 6 month and 1 day period would put Executive at risk for any taxes or penalties under Section 409A.

(c)       With respect to items eligible for reimbursement under the terms of this Severance Agreement, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits provided, in any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in another taxable year, (ii) no reimbursement or in-kind benefit may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred.

(d)       The Company and Executive intend that each installment of payments and benefits provided under this Severance Agreement shall be treated as a separate identified payment for purposes of Section 409A and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that Executive would be subject to any tax under Section 409A.

(e)       Executive acknowledges and agrees that nothing in this Severance Agreement shall be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Severance Agreement which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Severance Agreement including any tax consequences under Section 409A. Finally, Executive agrees that Executive shall be the only person responsible for paying all taxes due with respect to such payments and benefits (excluding the employer’s portion of payroll taxes, including FICA and FUTA).

§6.	MISCELLANEOUS

(a)       Notices. All Notices and all other communications which are required to be given under this Severance Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case as follows:

If to the Company:	Joe Scalzo
Atkins Nutritionals Inc.
1050 17th St., Suite 1500
Denver, CO 80265

With A Copy To:	Stephen D. Aronson
Roark Capital Management
1180 Peachtree Street
Suite 2500
Atlanta, GA 30309
Telecopy No.: (404) 591-5201
saranson@roarkcapital.com

If to Executive:	Shaun Mara
2901 Purdue Ave.
Dallas, TX 75225

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

(b)       No Waiver. Except for any notice required to be given under this Severance Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Severance Agreement shall be deemed a waiver of any provisions or conditions of this Severance Agreement.

(c)       Applicable Law. This Severance Agreement shall be governed by the laws of the State of Delaware (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction).

(d)       Other Agreements. Effective as of the Effective Date, this Severance Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company (including the offer letter dated June 23, 2014), and this Severance Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions. Executive acknowledges that Executive is not obligated under any contract or other agreement that would conflict with Executive’s obligations under this Severance Agreement and Executive’s ability to perform Executive’s duties and responsibilities under this Severance Agreement upon commencement of and during Executive’s employment by the Company.

(e)       Amendment. No amendment to this Severance Agreement shall be effective unless it is both: (i) agreed to and signed by Executive, and (ii) read and approved by the Board.

(f)       Invalidity. If any part of this Severance Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Severance Agreement. If any court construes any provision or portion of this Severance Agreement to be unenforceable because of the scope or duration of such provision, it is the intention of the parties that the court reduce or reform the scope or duration to its greatest enforceable level.

(g)       Arbitration. The Company and Executive shall have the right to obtain from a court an injunction or other equitable relief arising out of the Executive’s breach of the provisions of § 4 of this Severance Agreement. However, any other controversy or claim arising out of or relating to this Severance Agreement, any alleged breach of this Severance Agreement, or Executive’s employment by the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, shall be settled by binding arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award.

(h)       Costs of Enforcement. Except as prohibited by applicable law, the prevailing party in any action brought under this Severance Agreement, including any action to enforce the provisions of § 4, any arbitration under § 6(g), or any action to enforce any arbitration award under § 6(g), shall be awarded and the non-prevailing party shall pay the prevailing party’s attorneys’ fees and related expenses, and the non-prevailing party shall pay all arbitration filing and administration fees as well as all fees and expenses of the arbitrator, If a party files a claim and subsequently withdraws it, that party will be considered the non-prevailing party for purposes of this § 6(h).

(i)        No Challenge. Notwithstanding any provision of this Severance Agreement to the contrary, Executive covenants and agrees that Executive will not (i) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Severance Agreement, or (ii) raise, as a defense, the validity or enforceability of any provision of this Severance Agreement, in any claim, lawsuit, arbitration or other proceeding. Should Executive violate any aspect of this § 6(i), Executive agrees (A) that, in the case of a breach of clause (i) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding shall be summarily withdrawn and/or dismissed; (B) that Executive will pay all costs and damages incurred by the Company and its Affiliates in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys’ fees), or such defense, as the case may be; (C) that Executive will immediately forfeit any right to receive any severance payments under § 3(c) of this Severance Agreement; and (d) that Executive will immediately repay any such payments or distributions that were received by Executive under §3(c) after the Termination Date.

(j)        Assignment. This Severance Agreement may not be assigned by Executive. This Severance Agreement may be assigned by the Company, without Executive’s consent, to (1) any affiliate of the Company, or (2) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Severance Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns.

(k)       Interpretation. As used in this Agreement, the word “including” means “including, without limitation” in each instance.

* * * * *

IN WITNESS WHEREOF, the Company and Executive have executed this Severance Agreement in multiple originals to be effective on the Effective Date.

ATKINS NUTRITIONALS, INC.		EXECUTIVE

By:	/s/ Joseph Salzo	/s/ Shaun Mara
Name:	Joseph Salzo	Shaun Mara
Title:	CEO President

This 22 day of August, 2014		This 22 day of August, 2014

[Signature Page to Severance Agreement]

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE

AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

____________________________ (the “Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to the undersigned under that Severance Agreement dated as of August 4, 2014, (the “Severance Agreement”) between the Executive and Atkins Nutritionals, Inc., a New York corporation (the “Company”), hereby agrees as follows:

Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, forever discharges, and covenants not to sue the Company or its affiliated corporations and entities, including, but not limited to Atkins Equity LLC, Atkins Holdings LLC, NCP-ATK Holdings, Inc., Atkins Nutritionals Holdings, Inc., Atkins Nutritionals Holdings II, Inc., Roark Capital Group, Inc., Roark Capital Management, LLC, and their respective former and current owners, stockholders, members, managers, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, benefits administrators, investors, funds, and affiliates (collectively the “Releasees”), for and from any and all claims, causes of action, liabilities, and judgments of every type and description whatsoever, known or unknown, including, but not limited to, any obligation or claim arising under federal, state, or local laws, regulations, ordinances, public policy, contract (express or implied, written or oral), tort, or common law, including but not limited to, claims of wrongful discharge, defamation, emotional distress, misrepresentation, and/or obligations arising out of the Company’s employment policies or practices, employee handbooks, and/or statements by any employee or agent of any Releasee (whether oral or written), claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1991, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1871, 42 U.S.C. § 1985; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (“ADEA”); the Workers Adjustment and Retraining Notification Act, 29 U.S.C.A. §§ 2101 et seq.; the Immigration Reform and Control Act, 8 U.S.C. 1101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; Section 806 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; any and all claims under the Texas Labor Code (specifically including the Texas Commission on Human Rights Act, Tex. Lab. Code § 21.001 et seq.; the Texas Payday Law, Tex. Lab. Code § 61.001 et seq.; and the Texas Anti-Retaliation Law, Tex. Lab. Code § 451.001 et seq.); together with any amendments to the foregoing laws; and any agreements between Executive and any of the Releasees, including any employment agreements (collectively the “Released Claims”), from the beginning of time through the date on which Executive signs this Release.

Notwithstanding the foregoing, Executive does not release (i) rights to indemnification under the Company’s articles of incorporation or bylaws or under any agreement or insurance policy, (ii) Executive’s rights to exercise any stock option grants held by Executive as of the date hereof (subject to the terms thereof), (iii) vested benefits under all employee benefit plans in accordance with their terms, or (iv) claims for which releases are prohibited by law.

Executive represents and warrants that Executive has not filed or otherwise initiated any legal action or administrative proceeding of any kind against any of the Releasees and has no knowledge that (i) any such legal action or administrative proceeding has been filed or otherwise initiated or (ii) is contemplated or threatened by any other person or entity.

Executive represents and warrants that Executive has not assigned, transferred, sold, or hypothecated any of the Released Claims. Executive shall indemnify and hold harmless the Releasees from and against any liability or loss, and for any cost, expense (including attorneys’ fees), judgment, or settlement, based on or arising out of any breach of this Agreement by Executive; provided, however, that nothing in this Agreement shall prohibit Executive from challenging the validity of Executive’s release and waiver of claims under the ADEA or shall impose any condition precedent, penalties or costs for doing so.

Executive represents and warrants that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, vacation time, and other benefits to which Executive may be entitled from any of the Releasees up through the date this Agreement is signed by Executive.

Executive represents and warrants that Executive has been granted all leave (paid or unpaid) to which Executive was entitled under the state and/or federal Family and Medical Leave Act and that Executive has not been discriminated or retaliated against due to Executive’s exercise of rights, if any, under the state and/or federal Family and Medical Leave Act. Executive further affirms that Executive has no known workplace injuries or occupational diseases.

Executive represents and warrants that Executive has not divulged any proprietary or confidential information of the Company or any of the other Releasees other than as authorized in the scope of Executive’s employment.

Executive represents and warrants that Executive is not aware of any act, failure to act, practice. policy, or activity of the Company or any of the other Releasees that Executive knows (or should reasonably be expected to know) to be or to have been unlawful.

Executive understands and agrees that:

The payment(s) and benefits to Executive pursuant to this Agreement constitute special benefits that the Company is providing in its discretion due to Executive’s unique circumstances and that Executive is not otherwise entitled to receive;

No rights or claims are released or waived that might arise after Executive signs this Agreement;

Executive is advised to consult with an attorney before signing this Agreement;

Executive has twenty-one (21) days from Executive’s receipt of this Agreement within which to consider whether or not to sign it (such 21-day period, the “Consideration Period”);

If Executive decides to sign this Agreement before the expiration of the Consideration Period, which is solely Executive’s choice, Executive represents that his decision is knowing and voluntary;

Executive agrees that any revisions made to this Agreement after it was initially delivered to Executive were either not material or were requested by Executive, and do not re-start the Consideration Period:

Executive has seven (7) days following Executive’s signature of this Agreement to revoke the Agreement;

This Agreement shall not become effective or enforceable until immediately after the revocation period of seven (7) days has expired without Executive exercising Executive’s right to revoke this Agreement (the “Effective Date”); and

If, after signing, Executive chooses to revoke this Agreement, Executive must do so by notifying the Company in writing. This written notice of revocation must be delivered within the seven (7) day revocation period to the addresses specified in the Severance Agreement, or such other address or addresses as the Company shall have designated by notice in writing to Executive.

Each Releasee that is not a party to this Release is an express third party beneficiary of this Release.

Executive acknowledges that, in order to provide a full and complete release with respect to the Released Claims, Executive understands and agrees that this Release is intended to include the Released Claims, if any, which Executive may have and which Executive does not now know or suspect to exist in Executive’s favor against the Releasees and that this Release extinguishes those claims.

Any obligation of Executive hereunder shall be binding upon the heirs, legal representatives, successors, assigns, executors, administrators, and trustees in bankruptcy of Executive. This Release may be assigned by the Company and will inure to the benefit of the Company’s successors and assigns.

Covenant Not to Sue. To the fullest extent permitted by law, Executive agrees that (i) Executive will not institute or continue any claim, grievance, charge, lawsuit, or action of any kind against any of the Releasees relating to any matter released by this Release, including claims related to Executive’s employment with the Company or termination of Executive’s employment with the Company; and (ii) if Executive institutes or continues any form of legal action against any of the Releasees in violation of this Release, Executive shall pay all costs and expenses, including attorneys’ fees, incurred by the Releasee(s) in defending against the legal action or in enforcing this Release. Executive also hereby irrevocably and unconditionally waives and relinquishes any right to seek or recover any monetary relief or other individual remedies for or on account of any of the Released Claims whether for Executive or as a representative or on behalf of others. Notwithstanding anything to the contrary in this Agreement, Executive is not prohibited from filing a charge or complaint with, or participating in any investigation by, any governmental agency.

Entire Release. This Release sets forth the entire understanding of the parties with regard to the matters contemplated hereunder and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, made by the parties or any officer, employee or representative of the parties.

Interpretation. “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. “Or” is used in the inclusive sense of “and/or”.

No Liability. Executive additionally understands and agrees that this Release is not and shall not be construed to be an admission of liability of any kind on the part of the Company or any of the other Releasees.

Amendment. This Release may be amended only by a written instrument signed by the parties or their respective successors or assigns.

Governing Law. This Release and all amendments hereof and waivers and consents hereunder shall be governed by the internal laws of the State of Georgia, without regard to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the parties have caused this Release to be executed, as of the day and year first above written.

Shaun Mara

ACCEPTED:

ATKINS NUTRITIONALS, INC.

By:
Name:
Title: